

Yayoi Kusama (b. 1929)



Yayoi Kusama is a global cultural icon, admired for her installations and long-time exploration of minimalist abstractions, which began in the late 1950s.

INVESTMENT THESIS

Price Appreciation of Similar Works

20.2%

Initial Offering

$2,609,000

Similar Sales



$2.5m
$2.0m
$1.5m
$1.0m
$0.5m
$0.0m
09
14
19

Investment Overview

Offering Circular	sec.gov/edgar
Auction History	moderate 29 years
2020 Auction Sales	significant $65,814,064
Repeat Sales	view

55% Progress

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DEAL SHEET

WHY WE LIKE THIS PAINTING

- Japanese artist Yayoi Kusama's successful career spans over 6 decades, and she is currently among the top 3 most expensive living women artists.
- The Painting is a large-scale example of Kusama's groundbreaking series of "Infinity Nets" in rare white over green – a color combination that evokes undulating waves.
- Green and white "Infinity Nets" slightly larger than the Painting have recently exceeded $2.6 million at auction: *Infinity-Nets (WFTO)* (2016), which is green over white, sold for $3.1 million on July 29, 2021, surpassing the pre-sale mid-estimate by 78.3%, and *Infinity Nets (T Owe)* (2006), which is the more common white on white, sold for $2.7 million on May 24, 2021.
- "With an auction record of $7.9 million for one of her historic 1959 "Infinity Net" paintings, Kusama is both the world's top-selling living female artist, and still undervalued relative to her peers," stated ARTnews in July 2020. The works of close contemporaries, such as Andy Warhol, have exceeded $50 million at auction.
- Although there are no guarantees, similar works have appreciated at 20.2% annualized historically from 2006 to 2021.
- Kusama has become a pop culture phenomenon due to collaborations with luxury brands including Louis Vuitton and Veuve Clicquot, as well as her iconic "Infinity Rooms", which draw millions of museum visitors worldwide.

Past performance is no guarantee of future results. Repeat sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.



2020 Auction Sales
$65,814,064

2020 Number of Lots Sold
623

YAYOI

KUSAMA

b. 1929, JAPAN



Acrylic on canvas | 44 × 57 in. (112 × 145 cm.)

Yayoi Kusama is a global cultural icon, admired for her installations and long-time exploration of minimalist abstractions, which began in the late 1950s.

$2,609,000

INITIAL OFFERING

20.2%

ANNUAL APPRECIATION OF SIMILAR WORKS[1]

The Painting is a large format example from Yayoi Kusama's highly recognizable "Infinity Nets" series, and like some of the artist's ground-breaking works from the late 1950s and early 1960s, bears the name of a body of water in its title. Kusama began to paint repetitive and meditative white nets soon after she moved to New York in 1958. The nets vary in color and size: the smallest are under a foot tall, while the largest examples exceed nine feet in height. Though net paintings from the 1950s and 1960s garner record auction prices, the demand for Kusama's later works is also high. A number of her later works have appreciated significantly since the 2000s. Of the many colors Kusama used for the series, white and red Infinity Nets are perhaps the most sought after, as evidenced by the artist's top three records, as of September 27, 2021. The Painting exhibits a rare combination of a green underpainting with a white net on top, as opposed to the more common pairing of a neutral underpainting and white net.

Green and white Infinity Nets slightly larger than the Painting have recently exceeded $2,600,000 at auction: *Infinity-Nets (WFTO)* (2016), which is green over white, sold for KRW 3,565,000,000 ($3,119,375) on July 29, 2021 at Seoul Auction against an estimate of KRW 1,500,000,000 to KRW 2,500,000,000 ($1,312,500 - $2,187,500) surpassing the pre-sale mid-estimate by 78.3%, and *Infinity Nets (T Owe)* (2006), which is the more common white on white, sold for HK$20,650,000 ($2,659,410) at Christie's on May 24, 2021. The series, white and green palette, large format, and significance of the title make the Painting a particularly commercial and desirable work by the artist.

Yayoi Kusama's works are included in important permanent collections, such as the Museum of Modern Art in New York, the Broad Museum in Los Angeles, the Hirshhorn Museum in Washington, D.C., the Tate Modern in London, as well as the artist's eponymous museum in Tokyo, and many more. Recent major retrospectives of the artist's works have been held by art institutions worldwide, including a 2017-2019 traveling exhibition at the Hirshhorn Museum and a 2014 traveling exhibition in Central and South America that was reported to have attracted over two million people. The artist's body of work is premised on repetition, and her recognizable motifs include the "Infinity Nets," "Pumpkins," and immersive installations, including the "Infinity Mirror Rooms." As of September 27, 2021, Yayoi Kusama is counted among the top three most expensive living woman artists with auction records led by *Interminable Net #4* (1959), which sold on April 1, 2019, for HK$62,433,000 ($7,953,215), followed by *White No. 28* (1960), which sold on November 12, 2014, for $7,109,000 and *No. Red B* (1960), which sold on October 4, 2015, for HK$54,520,000 ($7,033,080).

AS OF SEPTEMBER 27, 2021, KUSAMA'S AUCTION RECORDS ARE LED BY *INTERMINABLE NET #4* (1959), WHICH SOLD ON APRIL 1, 2019 FOR HK$62,433,000 ($7,953,215), FOLLOWED BY *WHITE NO. 28* (1960), WHICH SOLD ON NOVEMBER 12, 2014 FOR $7,109,000 AND *NO. RED B* (1960), WHICH SOLD ON OCTOBER 4, 2015 FOR HK$54,520,000 ($7,033,080).

AUCTION RESULTS FOR SIMILAR WORKS[2]


$3.0M
$2.3M
$1.5M
$0.8M
2005
2007
2008
2009
2010
2011
2013
2014
2015
2016
2017
2019
2020
2021

Yayoi Kusama (b. 1929, Japan) is one of the most prolific artists living today. Since the 1950s, Kusama has worked actively in various media, including performance, painting, sculpture, and immersive installations. Kusama was born in Matsumoto, Japan, and began to create art at an early age as a way to engage with her mental illness. After she moved to New York around 1957, the artist began to focus on abstraction, and soon, her "Infinity Nets" series developed and garnered recognition. Kusama also exhibited frequently alongside Minimalist and Pop artists, including Donald Judd, Andy Warhol, and Dan Flavin. Notably, the artist was included in the "1961 Whitney Annual" at the Whitney Museum of American Art in New York. Though Kusama exhibited her "Narcissus Garden" (1966) alongside the 33rd Venice Biennale in 1966, it was not until 1993 that she officially returned to represent Japan at the 45th edition of the show. As of September 27, 2021, Kusama continues her studio practice and is represented by a number of major galleries, including David Zwirner Gallery and Victoria Miro Gallery.



YAYOI KUSAMA.





Detail of *Pacific Ocean*



YAYOI KUSAMA,

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The chart captures the historical data for selected auctions sales transactions, which are similar to the Painting. The set of similar sales is comprised of paintings by Yayoi Kusama with the following criteria: white Infinity Nets created between 2000 and 2020 that measure between 35 inches by 35 inches and 64 inches by 64 inches. Where the buyer's premium was unavailable due to incomplete data, the following auction house's buyer's premium rates were applied, and include the following sales: 15.5% buyer's premium applied to *Infinity Nets (OBEET)* (2006), which sold on September 10, 2013, at Seoul Auction, 10% buyer's premium applied to *Infinity Nets XZASST* (2007), which sold on April 5, 2008, at Shinwa Art Auction, and "Infinity Nets" (2006), which sold on October 25, 2007, at The Market. Due to limited sales of green dot loop Infinity Nets, the criteria for the comparative set was confined to the more common white Infinity Nets. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Although the paintings in the comparables set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance, and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Painting, and you are urged not to place undue reliance on such data. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of comparable transactions have increased at an estimated 20.2% CAGR implied from selected sales occurring from May 11, 2006, to May 24, 2021.